CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (i) NOT MATERIAL AND (ii) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT is entered into as of April 20, 2023 (the "Effective Date") by and between Aziyo Biologics, Inc., a Delaware corporation having a principal place of business at 12510 Prosperity Drive, Suite 370, Silver Spring, Maryland 20904 (“Supplier”), and LeMaitre Vascular, Inc., a Delaware corporation having a principal place of business at 63 Second Avenue, Burlington, Massachusetts 01803 (“Distributor”).

Background

WHEREAS, Supplier has developed and manufactures certain Products (as defined herein); and

WHEREAS, Distributor desires to market, sell, and distribute the Products in the Territory (as defined herein) as an exclusive distributor for a period of time with an option to acquire Supplier’s worldwide business of such Products;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, Supplier and Distributor agree as follows:

1.TERM & OPTION

1.1

Term.  This Agreement shall commence on the Effective Date and expire three (3) years thereafter (the “Term”), unless (i) terminated earlier as set forth in Section 7, or (ii) extended by Supplier and Distributer by written agreement.

1.2

Option. Supplier hereby grants to Distributor the exclusive option (the “Option”) to acquire the assets of the worldwide business of the Products, on the terms set forth on Exhibit A hereto, during the following time periods:  (a) the period of time commencing on the first anniversary of the Effective Date and ending on the third anniversary of the Effective Date; and (b) upon and subsequent to Supplier or any successor entity of Suppler (i) failing to maintain the listing of its shares of capital stock on the Nasdaq Capital Market, (ii) being acquired, whether by an acquisition of the assets or a majority of the shares of Supplier by a Nasdaq-, NYSE or other publicly-listed or private entity or (iii) being in material breach of this Agreement, which breach, to the extent curable, is not cured by Supplier within five (5) business days following the date of notice by Distributor of such breach (the “Option Period”).  If Distributor elects to exercise the Option, Distributor shall provide to Supplier written notice of Distributor’s exercise of the Option during the Option Period and intent to begin negotiations for entering into a binding acquisition agreement (“Acquisition Agreement”), to be negotiated by the parties in good faith.  If Distributor does not exercise the Option during the Option Period, this Agreement and the Option shall expire at the end of the Term.  Prior to expiration of the Option Period, Supplier: (i) shall not sell, convey, transfer or assign to any Person other than Distributor or its assignee any of the Purchased Assets as defined in Exhibit A or otherwise impair the ability of Distributor to exercise the Option and consummate the Acquisition Agreement and the transaction contemplated thereby, and (ii) shall provide full and prompt response to Distributor’s diligence inquiries and requests and otherwise fully cooperate with Distributor in its diligence process.

2.	APPOINTMENT OF EXCLUSIVE DISTRIBUTORSHIP
2.1.	Exclusive Distributorship. Subject to the provisions of this Agreement, Supplier hereby appoints Distributor as the exclusive distributor to promote, market and sell the Products (set forth on Exhibit B) within the United States (the “Territory”). Distributor hereby accepts such appointment.
2.1.1.	Distributor shall not (i) distribute Products outside of the Territory, (ii) solicit sales of Products outside of the Territory, or (iii) distribute any Products to any Person that it knows, has reason to know, or reasonably should know will resell, distribute or consume the Products outside of the Territory. All outstanding trunk stock of Products in the possession or control of Supplier’s internal sales representatives or Supplier’s independent sales agents shall be returned to Supplier by no later than May 15, 2023, and Supplier shall use commercially reasonable efforts to cause all other outstanding trunk stock of Products in the Territory to be returned to Supplier.
2.1.2.	Supplier shall not (i) enter into agreements to distribute Products in the Territory, (ii) solicit sales of Products in the Territory, or (iii) enter into any agreements to distribute any Products to any Person that it knows, has reason to know, or reasonably should know will resell, distribute or consume the Products in the Territory. Commencing upon execution of this Agreement, Supplier shall (a) in accordance with the terms of the applicable agreement or authorization, terminate any agreement (or portion thereof) or authorization of its employees, distributors, sales representatives and authorized sales agents with respect to sales of Products in the Territory or where Supplier knows, or has reason to know, or reasonably should know that Products sold by such Person will be resold, distributed of consumed in the Territory, (b) cease to accept orders (other than by Distributor) with respect to sales of Products in the Territory or where Supplier knows, or has reason to know, or reasonably should know that Products sold by such Person will be resold, distributed of consumed in the Territory, (c) refer to Distributor any request for orders with respect to sales of Products in the Territory or where Supplier knows, or has reason to know, or reasonably should know that Products sold by such Person will be resold, distributed of consumed in the Territory, (d) as applicable, either cause Distributor to be admitted as a distributor pursuant to Supplier’s existing hospital, group purchasing organization (GPO) agreements (the “GPO Agreements”), government and other customer agreements or transition Supplier’s existing agreements with respect to sales of Products to Distributor and not adversely amend or terminate any such agreement to which Distributor is admitted without the prior written consent of Distributor, not to be unreasonably withheld, conditioned or delayed. Prior to the termination of any such agreement or authorization, Supplier shall take all reasonable measures to ensure that neither it, nor any of its employees, distributors, sales representatives or independent sales agents engage in any practice in the Territory with the intent of increasing the levels of inventory of the Products in the distributor or sales channels outside of the ordinary course of business or in anticipation of entering into this Agreement with respect to the Products. Supplier shall remit to Distributor the gross profit realized by Supplier in accordance with U.S. generally accepted accounting practices consistently applied by Supplier with respect to any income recognized by Supplier subsequent to the date hereof with respect to Products sold or distributed in the Territory, other than to Distributor.
2.1.3.	Notwithstanding anything to the contrary, Distributor acknowledges that the appointment granted hereunder does not impose any liability on Supplier if there are any currently ongoing active or passive sales, or marketing activities, relating to Products in the Territory by unauthorized third parties; provided, however, that such third parties are not acting on behalf of Supplier or otherwise authorized (expressly or impliedly) by Supplier, and Supplier has taken reasonable measures to terminate such sales and marketing activities; provided, further, that Supplier deliver a complete and accurate list of all such third parties of which it is aware as of the Effective Date and promptly notify Distributor of any such third parties of which Supplier it becomes aware during the Term of this Agreement.
2.1.4.	Supplier reserves all rights not expressly granted herein. Supplier reserves the right to sell Products itself or through agents, distributors or other representatives to any parties for distribution and sale outside of the Territory; provided, however, Supplier shall not, directly or indirectly, (i) appoint as its distributor any Person to, nor shall itself, sell, distribute, market, promote or advertise Products in the Territory, (ii) solicit sales of Products in the Territory, (iii) distribute any Products to any Person that it knows, has reason to know, or reasonably should know will resell, distribute or consume the Products in the Territory, or (iv) authorize or license the use of any Supplier Intellectual Property Rights to a Person to manufacture, sell, distribute or market products that compete with the Products in the Territory.

3.	PURCHASE AND SALE OF PRODUCTS

3.1.	Purchase of Products. Subject to the terms and conditions set forth herein, Supplier agrees to sell and Distributor agrees to purchase Products in accordance with this Agreement. The purchase price for the Products (the “Product Price”) shall be set forth on Exhibit C. [***] Supplier shall give Distributor at least ninety (90) days prior written notice of any change in the Product Price.

3.2.	Ligand Royalties. Supplier is responsible, and shall remain responsible regardless of whether Distributor chooses to exercise the Option, for all royalty payments due pursuant to the Royalty Agreement dated as of May 31, 2017, by and between Aziyo Med, LLC and Ligand Pharmaceuticals Incorporated (the “Ligand Royalty Agreement”). Supplier represents, warrants, and covenants that there are no, and will not be other royalty or other payments due to any Person associated with the sale or use of Products or Distributor’s rights hereunder.

3.3.	Initial Purchase. Distributor shall make an initial purchase of the Products at the volumes and prices set forth on Exhibit C (the “Initial Purchase”). The Supplier warrants that the ProxiCor Products and VasCure for Vascular Repair Products provided under the Initial Purchase will, unless otherwise noted by Supplier in the Purchase Order, have a Shelf Life of at least [***] and the Tyke Products will have a Shelf Life of at least [***] from the date each such Product is shipped to the Distributor, and that no Products delivered to Distributor under this Agreement shall be recycled, refurbished or otherwise not original manufactured Products. To the extent the ProxiCor Products and VasCure for Vascular Repair Products provided under the Initial Purchase have a Shelf Life of less than [***] and the Tyke Products have a Shelf Life of less than [***] from the date each such Product is shipped to the Distributor, Distributor shall have the right to cause Supplier to repurchase such Products from Supplier, at the same price paid by Distributor to Supplier for such Products, to the extent Distributor has not sold the Products.

3.4.	Orders and Order Acceptance.
3.4.1.	All Distributor orders for Products must be made pursuant to the terms and conditions of a signed written purchase order in the form attached hereto as Exhibit D (a “Purchase Order”) and Supplier shall make each shipment of Product in the quantity and on the shipment date specified for it on the Purchase Order; provided, however, that the quantity of Products on such Purchase Order is within the volume of the rolling Supply Forecast provided in Section 3.7. Supplier will use commercially reasonable efforts to supply Products on a Purchase Order in excess of one hundred fifty percent (150%) of the applicable Supply Forecast. Distributor shall ensure that all ProxiCor Products and VasCure for Vascular Repair Products provided to Distributor subsequent to the Initial Purchase will have a Shelf Life of at least [***] and the Tyke Products will have a Shelf Life of at least [***] from the date each such Product is shipped to the Distributor, and that no Products delivered to Distributor under this Agreement shall be recycled, refurbished or otherwise not original manufactured Products.
3.4.2.	Upon receipt of a shipment of Products from Supplier, Distributor will inspect such shipment to determine conformity with the “Supplier Quality Agreement”, attached hereto as Exhibit E (“Initial Inspection”). The parties agree that such Initial Inspection cannot fully determine the functionality of the Products, the Products’ conformance to specifications, or the presence or absence of any defects in material or workmanship. Distributor may reject any Products that do not satisfy the Initial Inspection; provided, however, that if Distributor does not notify Supplier in writing within [***] business days after receipt of a shipment of a problem with the shipment, such shipment will be deemed to conform with the Purchase Order solely as to type and quantity of Products. In the event of a conflict between the terms of this Agreement and any Purchase Order, the terms and conditions of this Agreement shall govern.

3.5.	Invoicing. Supplier shall invoice Distributor for Products as of the date shipped by Supplier. Each invoice shall be payable by Distributor net [***] days from the date of receipt by Distributor of the invoice. Supplier may charge interest of [***] from the date of receipt by Distributor of such invoice.

3.6.	Title and Risk of Loss. All Products shall be shipped FOB Burlington, Massachusetts, U.S.A.

3.7.	Supply Forecasts. During the Term, Distributor shall provide to Supplier, on a calendar quarterly basis, within two (2) weeks after the first day of the current calendar quarter, a twelve-month rolling forecast of expected orders of Products beginning with the month following the month in which the forecast is delivered (the “Supply Forecast”), with the first Supply Forecast to be delivered to Supplier on or before thirty (30) days following the Effective Date. The forecast for the first two (2) months in each Supply Forecast shall be binding on both parties with respect to the Products described therein for such months, and the remainder of the Supply Forecast shall be non-binding on both parties. In the event that the Supply Forecast involves an increase of more than one and one-half (1.5) times the Supply Forecast of the previous calendar quarter, it shall be subject to acceptance by Supplier, which acceptance shall not be unreasonably delayed or withheld.

3.8.	Samples. Within thirty (30) days of the Effective Date, Supplier will provide Distributor 84 ProxiCor Product samples and 84 VasCure for Vascular Repair Product samples, free of charge, for use solely in sales demonstrations, internal training and trade shows. Distributor may purchase additional samples of each of the Products at fifty percent (50%) of the prices specified in Exhibit C. Samples provided under this Section 3.8 may include trunk stock, expired, or nearly-expired Products.

3.9.	Product Changes and Maintaining Value. Supplier shall continue to manufacture, have manufactured, and sell to Distributor pursuant to this Agreement any and all Products and Supplier shall not be entitled to change or discontinue the sale to Distributor pursuant to this Agreement, other than as provided herein, or the manufacture of any and all of Products without prior notice and written approval of Distributor. However, if Supplier’s manufacturer experiences an event that would excuse performance under Section 14.12 (Force Majeure) of this Agreement ("Excusable Delay”), Supplier shall (i) promptly notify Distributor of an Excusable Delay upon its knowledge, and (ii) be treated as if Supplier itself experienced the Excusable Delay, and any delay in delivery of the Products shall be excused under Section 14.12. Supplier shall maintain the value of the Products and shall not create any lien, security interest or other adverse interest in or to the Products or that may diminish the value of any Product.

3.10.	Training, Advice and Assistance. Within ten (10) days of the Effective Date and, if needed, periodically upon mutual agreement of the parties, Supplier will, at no cost to Distributor unless otherwise agreed by Supplier and Distributor, provide reasonable technical assistance and training regarding the Products for Distributor’s representatives and will introduce Distributor’s representatives to key customers.

3.11.	Marketing. All business decisions concerning the marketing in the Territory of the Products, including the price, other sale terms, and promotion thereof, will be within the discretion of Distributor, provided, that from time to time, upon Supplier’s reasonable request, Distributor shall consult with Supplier on material marketing decisions regarding the Products.

3.12.	Deliverables. Upon the Effective Date, Supplier shall provide to Distributor (i) a complete customer list with contact information, sales history by date, SKU, units, and price by customer for sales of Products made since January 1, 2018 (preferably in an Excel format or other format to be mutually agreed); (ii) the current price list of Products; (iii) copies of all agreements with current customers in the Territory, including pricing agreements, and summaries of oral agreements, if any; (iv) a mutually agreed letter to customers in the Territory, signed by Supplier; (v) marketing materials in existence as of the Effective Date related to the Products to support Distributor’s marketing activities; and (vi) the executed notice to send on the Effective Date to all of Supplier’s current independent sales agents who are authorized to sell any Products in the Territory.

3.13.	[***]

3.14.	Product Support and Complaints. Supplier shall execute the Distributor’s “Supplier Quality Agreement”, attached hereto as Exhibit E. Distributor will forward all complaints regarding Products to Supplier, and Supplier shall be solely responsible for handling all such Product complaints and all associated reporting obligations to any regulatory authority and agency, including but not limited to the FDA, as required by applicable law. Supplier will provide a full report of all Product complaints to Distributor upon Distributor’s request.

4.	USE OF TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

4.1.	Trademark License. Supplier hereby grants to Distributor a fully paid up, royalty-free, non-transferable, non-sublicensable, non-exclusive, right and license to use the trademarks described on Exhibit F (“Trademarks”) solely in connection with the promotion, marketing, sale, distribution and delivery of the Products in the Territory during the Term. Supplier shall take such actions as are reasonably required to maintain the Trademarks in effect and shall inform Distributor of any changes in or additions to the Trademarks. Except as expressly provided otherwise in this Agreement, nothing herein shall be deemed to grant to Distributor, either directly or by implication, estoppel, or otherwise, any license or rights to the Trademarks. All use of the Trademarks by Distributor and all goodwill developed therefrom will inure to the benefit and be on behalf of Supplier.

4.2.	Use of Trademarks. Prior to the first use of any of the Trademarks in the manner permitted herein, Distributor shall submit a sample of such proposed use of Supplier’s trademarks to Supplier for its prior written approval, not to be unreasonably withheld, conditioned or delayed. Once Supplier approves a particular use of a Trademark, the approval will remain in effect for such use until withdrawn with reasonable prior written notice. Without limiting the generality of the foregoing, Distributor must strictly comply with all standards with respect to the Trademarks which may be furnished by Supplier from time to time, and all use of the Trademarks in proximity to the trade name, trademark, service name or service mark of any other Person must be consistent with the standards furnished by Supplier from time to time.

4.3.	Patent License and Prosecution. Supplier shall prosecute and maintain, during the Term, any patents required for the Products (the “Patent Rights”), using counsel selected solely by Supplier. Supplier hereby grants to Distributor a fully paid up, royalty-free, non-transferable, non-exclusive, non-sublicensable right and license under the Patent Rights to offer for sale and sell the Products as purchased from Supplier in the Territory during the Term. Supplier and its counsel will be responsible for all decisions made for the prosecution and maintenance of the Patent Rights in Supplier’s sole discretion. Payment of all fees and costs relating to the filing, prosecution and maintenance of the Patent Rights shall be the responsibility of Supplier. During the Term, Distributor shall not take any action, directly or indirectly, to invalidate, limit the scope of, or adversely affect the enforceability of the Patent Rights.

4.4.	Infringement. Distributor will notify Supplier in writing of any infringement of a Patent Right or Trademark or unauthorized disclosure or use of any Confidential Information within thirty (30) days after it becomes aware of such infringement or unauthorized disclosure. Supplier shall have the exclusive right at its own cost to take all legal action it deems necessary or advisable to eliminate or minimize the consequences of any infringement of a Patent Right or Trademark. Supplier shall be entitled to all proceeds realized upon any judgment or settlement regarding an action undertaken pursuant to this Section 4.4.

4.5.	No Other Licenses. Except as expressly set forth in this Agreement, Distributor will not acquire any license or other intellectual property right or interest, by implication or otherwise, under or to any Patent Rights, Trademarks or other intellectual property owned or controlled by Supplier. Supplier reserves all right, title and interest in and to the Patent Rights, Trademarks, and all other intellectual property not expressly granted to Distributor under this Agreement, and nothing in this Agreement shall limit Supplier’s ability to use, or grant any right or license to any other individual or entity to use, the Patent Rights or manufacture, use, offer for sale, sell or engage in any other activity with respect to any Product or any other good or service, or otherwise practice under the Patent Rights. Distributor will not, and will not permit any of its affiliates to, practice outside the scope of the licenses granted to it under this Agreement.

5.	REPORTING REQUIREMENTS

5.1.Reports to Supplier.
5.1.1.	With respect to the period commencing on the Effective Date and ending on June 30, 2023 or such later date as may be mutually agreed by the parties, Distributor shall provide Supplier a sales report of Products sold during such period, with detail by quantity of each SKU, corresponding price and customer geography. The quarterly sales report for the period ended June 30, 2023 must be delivered to Supplier via email no later than July 15, 2023.

5.2.Reports to Distributor.
5.2.1.	Supplier shall provide Distributor a quarterly sales report of Products sold other than to Distributor during the such period, providing sufficient detail for Distributor to calculate gross profit realized by Supplier in accordance with U.S. generally accepted accounting practices consistently applied by Supplier with respect to any income recognized by Supplier subsequent to the date hereof with respect to Products sold or distributed in the Territory.
5.2.2.	Upon termination of this Agreement and the payment by Supplier to Distributor with respect to all Products to be repurchased by Supplier upon termination of this Agreement, Distributor shall provide Supplier with a then-current customer list with respect to the Products.
5.3.Audit Rights.
5.3.1.	Supplier shall have the right to audit Distributor’s facilities, books and records to ascertain or confirm the correctness of any reports and the compliance by Distributor with the terms of this Agreement and Applicable Laws (defined below), rules and regulations. Distributor shall permit Supplier or its designee to examine such books and records upon five (5) business days’ notice at facilities during normal business hours.
5.3.2.	As may be reasonably related to the obligation of Supplier to remit gross profit to Distributor pursuant to Section 2.1.2, Distributor shall have the right to audit Supplier’s facilities, books and records to ascertain or confirm the correctness of any reports and the compliance by Supplier with the terms of this Agreement and Applicable Laws (defined below), rules and regulations. Supplier shall permit Distributor or its designee to examine such books and records upon five (5) business days’ notice at facilities during normal business hours.

6.	COMPLIANCE WITH LAWS AND REGULATIONS; GOVERNMENTAL AUTHORIZATIONS

6.1.Regulatory Compliance. Supplier shall, at its expense, obtain, maintain and comply with at all times all regulatory requirements and approvals, including, without limitation, those issued by the United States Food and Drug Administration (“FDA”), necessary or useful to promote and sell the Products in the Territory.  Supplier will manufacture the Products in accordance with (a) the specifications of the Product, and (b) other pertinent rules and regulations of the FDA.

6.2.Recall. If, in the reasonable judgment of Supplier or Distributor, any Product defect or any government action requires a recall of, or the issuance of an advisory letter regarding, any Product, either party may undertake such recall or issue such advisory letter after consultation with the other party.  Each party shall notify the other party in a timely manner prior to making any recall or issuing any advisory letter.  The parties shall endeavor to reach an agreement prior to making any recall or issuing any advisory letter regarding the manner, text and timing of any publicity to be given such matters in time to comply with any applicable legal or regulatory requirements, but such agreement will not be a precondition to any action that either party deems necessary to protect users of the Products or to comply with any applicable governmental orders or mandates.  The parties agree to provide commercially reasonable assistance to one another in the event of any recall or issuance of any advisory letter.  Distributor shall maintain a traceability system that assures that in the event of a recall or field action involving a Product, each Product can be traced to the user of such Product.

6.3.Compliance with Laws. Distributor shall not at any time take any action which violates, and shall at all times comply with, any and all applicable laws, regulations and guidelines of all federal, state or local governmental bodies and agencies in the Territory pertaining to the sale, distribution, use, promotion, marketing, resale and use of the Products or otherwise (“Applicable Laws”). Distributor shall at no time engage in any unfair or deceptive trade practices with respect to the Products.  Distributor shall not, by act or omission, misrepresent Supplier or any Product or mislead any Person concerning Supplier or any Product.  Distributor shall not make any claims, representations, or warranties in connection with any Product, or any other claims, representations, or warranties, whether on behalf of Distributor or purportedly on behalf of any of Supplier, except if and to the extent expressly authorized in advance in writing by Supplier.

6.4.Anti-Bribery Laws. Distributor will comply at all times with, and shall not cause Supplier to violate, the provisions of the United States Foreign Corrupt Practices Act (“FCPA”), the U.S. Travel Act (to the extent applicable), the U.S. domestic bribery statute contained in USC §201 (to the extent applicable), and all other anti-corruption laws and regulations applicable to Distributor’s business or the performance of this Agreement.  Without limiting the generality of the foregoing, Distributor represents, warrants and covenants that it has not, and shall not at any time pay, give, or offer, promise, or authorize others to pay or give, any money (such as a bribe or kickback) or any other thing of value (such as an improper gift, hospitality, or favor), directly or indirectly to, or for the benefit of: (i) any employee, official, or agent of a government, a state-owned or affiliated entity or organization, a political party, a public international organization or an instrumentality thereof; (ii) a political party or candidate for political office; or (iii) any other Person, for the purpose of obtaining, retaining, or directing any business, regulatory approval, or other improper advantage, in connection with Distributor’s business or the performance of this Agreement.  Distributor shall cause its employees and contractors to comply with this provision.  Distributor understands and acknowledges that any violation of this paragraph shall constitute a material breach and will Supplier to terminate this Agreement pursuant to Section 7.1.2.2 and/or seek all legal remedies, including, but not limited to, injunctive relief against as well as indemnities from Distributor for all related damages.

7.	TERMINATION

7.1.Supplier’s Termination Rights. Supplier shall have the right to terminate this Agreement and the Option upon delivery of written notice to Distributor:

7.1.1.	Upon the insolvency of Distributor or any action causing Distributor to avail itself of laws for the protection of debtors, including, without limitation, the appointment of a receiver or the like, a complete or partial moratorium on payment of debt, a petition in bankruptcy or the like filed by or against Distributor, or an assignment of all or a portion of Distributor’s assets for the benefit of its creditors; or

7.1.2.	Upon the occurrence of any one or more of the following events, which event has not been cured within thirty (30) days after the written notice thereof to Distributor specifying the nature of the alleged default and referencing this Section 7.1:

7.1.2.1.Distributor infringes or causes any third party to infringe the Trademarks, Patent Rights or any proprietary rights of Supplier or Supplier’s affiliates with respect to the Products;

7.1.2.2.Material breach of the Agreement by Distributor or Breach by Distributor of any of its obligations and/or representations and warranties, as applicable, under Sections 2.1, 3.13, 4.1, 4.3, 6.3, 6.4, 8, 11, 12, or 14.1 of this Agreement; or
7.1.2.3.Subject to Supplier’s compliance with its obligations under Section 3.4 hereof, the failure of Distributor to purchase the following volume of Products, based on Product Purchase Price, during the applicable period specified below, or as purchased by Distributor within thirty (30) days after receiving notice from Supplier of such failure and directed by Distributor to be allocated to the applicable preceding period:

Minimum Period	Minimum Purchase Volume of Licensed Products (by Product Price)
October 1, 2023 through December 31, 2023	US $[***]
January 1, 2024 through March 31, 2024	US $[***]
Any four (4) quarter period following April 1, 2024	US $[***]

7.2.	Distributor’s Termination Rights. Distributor shall have the right to terminate this Agreement or the Option upon delivery of written notice to Supplier:

7.2.1.	After a period of twelve (12) months following the Effective Date, for convenience upon delivery of sixty (60) days prior written notice to Supplier; or

7.2.2.	Upon the insolvency of Supplier or any action causing Supplier to avail itself of laws for the protection of debtors, including, without limitation, the appointment of a receiver or the like, a complete or partial moratorium on payment of debt, a petition in bankruptcy or the like filed by or against Supplier, or an assignment of all or a portion of Supplier’s assets for the benefit of its creditors; or

7.2.3.	Upon the occurrence of any one or more of the following events, which event has not been cured within thirty (30) days after the written notice thereof to Supplier specifying the nature of the alleged default:

7.2.3.1.Material breach of the Agreement by Supplier or breach by Supplier of any of its obligations and/or representations and warranties, as applicable, under Sections 2.1, 3.1, 3.2, 3.9, 3.12, 3.13, 4.1, 4.3, 6, 8, 11, or 12 of this Agreement.

7.3.	Effect of Termination or Expiration.

7.3.1.	Upon any expiration of the Term without exercise of the Option or earlier termination of this Agreement for any reason, each Receiving Party shall promptly return to the Disclosing Party or destroy (together with a certification of destruction executed by an officer or director of Distributor) all copies of the Disclosing Party’s Confidential Information in the possession or control of the Receiving Party.

7.3.2.	Upon expiration of the Term without exercise of the Option or if the parties have failed to enter into a binding Acquisition Agreement and consummate the transactions thereunder within ninety (90) days of exercise of the Option, or upon termination of this Agreement by either Supplier or Distributor, [***]

7.4.	Outstanding Liabilities. Notwithstanding expiration or termination of this Agreement, the parties shall each remain liable to the other for any indebtedness or other liability directly arising under this Agreement. If this Agreement is terminated, the due date of all unpaid or partially paid invoices shall be the earlier of the original date of the invoice or the date of the effectiveness of the termination. Invoices not paid within five (5) days after payment is due as set forth in the preceding sentence shall bear interest at the rate of 1.5% per month, or the maximum rate permitted by Applicable Law, whichever is lower.

7.5.	Sections 7.4-7.5, and 9-12, 14 and 15 shall survive the termination or expiration of this Agreement.

8.	REPRESENTATIONS AND WARRANTIES

8.1.In addition to the representations and warranties by the parties set forth herein, each party represents, warrants and covenants that:

8.1.1.	It is a corporation duly formed, validly existing and in good standing;

8.1.2.	It has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

8.1.3.	The execution, delivery and performance of this Agreement (i) has been duly authorized, and (ii) shall not conflict with, result in a breach of or constitute a default under any other agreement to which the party is bound; and

8.1.4.	It is duly licensed, authorized or qualified to do business and is in good standing in the Territory.

8.2.	Supplier hereby represents, warrants and covenants to Distributor that, as of the Effective Date and to Supplier’s knowledge, (i) there is no pending or threatened claim, action, suit or proceeding involving a claim that the manufacture, distribution or sale of any Products, or the use of any materials to be provided by Supplier to Distributor hereunder, infringes or violates the intellectual property rights of any third person; (ii) the manufacture, distribution or sale of any Products or the use of any materials to be provided by Supplier to Distributor, does not infringe or violate the intellectual property rights of any third party; (iii) there is no recall or safety issue with regard to any Products which would reasonably be expected to impair the ability of Distributor to successfully market and sell any Products; (iv) it has good and unencumbered title or license to the Products delivered to Distributor hereunder; (v) other than the GPO Agreements and as set forth on Schedule 8.2(v), it is not a party to any agreement with a customer or other third party that includes a most-favored customer, pricing or other favorable consideration obligation with respect to any Product; and (vi) it has provided Distributor with a copy of each of its GPO Agreements, and the aggregate amount of fees paid and payable thereunder with respect to sales in calendar 2022 of Products for use in the Territory is approximately $80,000; and (vii) set forth on Schedule 8.2(vii) is a summary of product liability claims made against Supplier since January 1, 2021 with respect to any Product.

9.	LIMITED WARRANTY

9.1.In addition to the express warranties by Supplier hereunder, Supplier warrants that Products supplied to Distributor hereunder shall: (a) conform to the Specifications, any documentation, and any materials published by Supplier with respect to each of the Products, and (b) be manufactured, labeled, packaged and tested (while in the possession or control of Supplier) in accordance with the applicable regulatory authorities, including those set forth in Section 6.1, and (c) be free from material defects in materials and workmanship. SUPPLIER MAKE NO FURTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, BY STATUTE, COMMON LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS OF ANY OF THE PRODUCTS FOR ANY PARTICULAR PURPOSE AND HEREBY DISCLAIMS THE SAME.

10.	LIMITATION OF LIABILITY; LIMITATION ON ACTIONS

10.1.	NOTHING IN THIS AGREEMENT SHALL LIMIT OR EXCLUDE THE LIABILITY OF EITHER PARTY FOR: (A) DEATH, OR PERSONAL INJURY OR PROPERTY DAMAGE; (B) FRAUD OR FRAUDULENT MISREPRESENTATION; (C) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (D) ANY OTHER LIABILITY THAT CANNOT BE EXCLUDED UNDER APPLICABLE LAW; AND (E) BREACH OF SECTION 1.2 (THE “EXCLUDED CLAIMS”). NEITHER PARTY’S LIABILITY FOR STRICT PRODUCT LIABILITY CLAIMS SHALL EXCEED TEN MILLION

DOLLARS ($10,000,000). OTHER THAN THE EXCLUDED CLAIMS AND CLAIMS FOR STRICT PRODUCT LIABILITY, IN NO EVENT WILL EITHER PARTY OR ITS RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, BE LIABLE FOR LOSS OF PROFITS, USE, BUSINESS, CUSTOMERS, FUTURE BUSINESS, CONTRACTS, ANTICIPATED SAVINGS, GOODWILL, REVENUE OR ANY WASTED EXPENDITURE (REGARDLESS OF WHETHER ANY OF THESE TYPES OF LOSS OR DAMAGE ARE DIRECT, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL) OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER REGARDLESS OF THE FORM OF ACTION (WHETHER FROM BREACH OF CONTRACT, BREACH OF WARRANTY, OR FROM NEGLIGENCE, STRICT LIABILITY, BREACH OF STATUTORY DUTY, LIABILITY UNDER INDEMNITIES, OR ANY OTHER FORM OF ACTION), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW. OTHER THAN THE EXCLUDED CLAIMS, CLAIMS FOR STRICT PRODUCT LIABILITY AND CLAIMS PURSUANT TO SECTION 11.1.2(III), IN NO EVENT WILL EITHER PARTY’S TOTAL AGGREGATE LIABILITY (HOWEVER ARISING) UNDER, OUT OF OR IN CONNECTION WITH, OR TO THIS AGREEMENT, INCLUDING (BUT NOT LIMITED TO) LIABILITY FOR BREACH OF CONTRACT, MISREPRESENTATION (WHETHER TORTIOUS OR STATUTORY), TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE), BREACH OF STATUTORY DUTY, LIABILITY UNDER INDEMNITIES, OR OTHERWISE, EXCEED THE SUM OF ALL AMOUNTS ACTUALLY PAID TO SUPPLIER BY DISTRIBUTOR DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE FIRST EVENT GIVING RISE TO LIABILITY. THIS LIMITATION OF LIABILITY IS CUMULATIVE, WITH ALL PAYMENTS BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF TWO OR MORE CLAIMS OR SUITS WILL NOT ENLARGE THIS LIMIT. THE PARTIES ACKNOWLEDGE THAT THE TERMS AND CONDITIONS, INCLUDING THE PRICES, SPECIFIED IN THIS AGREEMENT REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT WITHOUT THE FOREGOING LIMITATIONS OF LIABILITY AND THE WARRANTY DISCLAIMERS CONTAINED HEREIN. THE FOREGOING LIMITATIONS OF LIABILITY SHALL APPLY NOTWITHSTANDING THE FAILURE OF AN ESSENTIAL PURPOSE OF ANY PROVISION OR LIMITED REMEDY HEREIN.

10.2.	No action, regardless of form, arising out of or in connection with the sale of Products under this Agreement (other than an action by Supplier for any amount due to Supplier from Distributor) may be brought more than one (1) year after the cause of action has arisen; provided, that (x) in the case of claims or actions for product liability, actions may also be brought until two (2) years after the product liability event, and (y) in the case of claims or actions relating to Supplier’s manufacturers or Ligand related to the Patent Rights or the Ligand Royalty Agreement, no time limit shall apply such claims or actions. Notwithstanding the foregoing, any action asserted in writing by notice from the applicable non-breaching party or Indemnified Party to the breaching party or Indemnifying Party prior to the expiration date of the applicable survival period (and any subsequent claim or claims based on substantially the same facts) shall not thereafter be barred by the expiration of the relevant period and such claims shall survive until finally resolved.

11.	INDEMNIFICATION

11.1.	Indemnification.

11.1.1.	Distributor agrees to, at its expense, defend, indemnify and hold Supplier harmless from and against any and all claims, demands, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees), irrespective of the theory upon which based (including, without limitation, negligence and strict liability), Supplier may suffer or incur as a result of any claims, demands or actions by third parties arising out of any acts or omissions of Distributor or any of its officers, directors, employees or agents, relating to: (i) the breach of any material provisions of this Agreement, (ii) Distributor’s or any of its officers’, directors’, employees’ or agents’ fraud or gross negligence, (iii) representations or statements inconsistent with the Specifications or materials provided by Supplier to Distributor, or (iv) violation by Distributor (or any of its officers, directors, employees or agents) of any Applicable Laws.

11.1.2.	Supplier agrees to, at its expense, defend, indemnify and hold Distributor harmless from and against any and all claims, demands, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees), irrespective of the theory upon which based (including, without limitation, negligence and strict liability), the Distributor may suffer or incur as a result of any claims, demands or actions by third parties arising out of any acts or omissions of Supplier or any of its officers, directors, employees or agents, relating to: (i) the breach of any material provisions of this Agreement; (ii) violation by Supplier (or any of its officers, directors, employees or agents) of any Applicable Laws, or (iii) infringement, misappropriation or other violation of any third party right by the Products in the Territory, provided, with respect to the Trademarks, Distributor has utilized the Trademarks in compliance with the terms of this Agreement or as directed by Supplier.

11.1.3.	A party or parties entitled to indemnification hereunder with respect to a third party claim (the “Indemnified Party”) will give the party or parties required to provide such indemnification (the “Indemnifying Party”) prompt written notice, but not later than thirty (30) days after the Indemnified Party learns of the Claim, of any legal proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder. The Indemnifying Party shall have the right, at the Indemnifying Party’s expense, to defend against, negotiate, settle or otherwise deal with such Claim provided that the Indemnifying Party provides written notice to the Indemnified

Party stating that the Indemnifying Party is responsible for the entire Claim within 10 days after the Indemnifying Party’s receipt of written notice from the Indemnified Party of such claim, the Claim is not reasonably anticipated to have a material adverse effect on the Indemnified Party, the Claim does not relate to a dispute with a customer or business partner of the Indemnified Party, or the matter relates to any criminal proceeding, indictment or investigation. The Indemnified Party shall reasonably cooperate with the Indemnifying Party to facilitate the defense of any such Claim. The Indemnified Party may, at its option and expense, choose to participate in the defense of the Claim represented by counsel, reasonably satisfactory to the Indemnified Party. The Indemnified Party may take over the defense and prosecution of a Claim from the Indemnifying Party if the Indemnifying Party has failed or is failing to vigorously prosecute or defend such Claim. The Indemnifying Party may not enter into a settlement of any Claim unless such settlement provides solely for monetary damages for which the Indemnified Party is indemnified hereunder for the entirety of such monetary amount. The Indemnified Party may assume control of the settlement of a Claim if the Indemnifying Party fails or refuses to defend the Indemnified Party .

12.	CONFIDENTIALITY

12.1.As used in this Agreement:
12.1.1.	“Representatives” means a party’s employees, officers, directors, affiliates, subcontractors, agents, actual and prospective lenders, investors, attorneys, accountants, successors and assigns; and
12.1.2.	“Confidential Information” means any and all information disclosed by or on behalf of a party or any of its Representatives (“Disclosing Party”) to the other party or any of its Representatives (“Receiving Party”), including information relating to the matters which are the subject of this Agreement, the terms, existence and nature of this Agreement, and all other information regarding Disclosing Party’s past, present or future research, technology, know-how, ideas, concepts, designs, products, markets, computer programs, prototypes, processes, machines, manufacture, compositions of matter, business plans and operations, technical information, drawings, specifications, and the like, except information which is: (a) at the time of disclosure, or thereafter becomes, a part of the public domain through no act or omission by Receiving Party or its Representatives; (b) lawfully in the possession of Receiving Party prior to disclosure by or on behalf of Disclosing Party; (c) lawfully disclosed to Receiving Party by a third party which did not acquire the same under an obligation of confidentiality from or through Disclosing Party; or (d) independently developed by Receiving Party without use of or access to Disclosing Party’s Confidential Information.
12.2.	Receiving Party shall not: (i) without the prior consent of Disclosing Party, disclose any of Disclosing Party’s Confidential Information to anyone for any reason at any time or use any of Disclosing Party’s Confidential Information other than in furtherance of its rights and obligations under this Agreement, or (ii) by virtue of this Agreement, obtain any title to, or any interest or license in, any of Disclosing Party’s Confidential Information. If

Receiving Party believes in good faith that it is: (y) required by the law or a competent regulatory authority, or (z) necessary to comply with the rules and regulations of any stock exchange, the NASDAQ Stock Market or the Securities and Exchange Commission (the “SEC”); to disclose any of Disclosing Party’s Confidential Information, it shall provide notice to Disclosing Party, to the greatest extent possible, prior to making such disclosure so as to allow Disclosing Party time to undertake legal or other action to prevent such disclosure or otherwise obtain confidential treatment of such disclosure. In no event will Receiving Party disclose any of Disclosing Party’s Confidential Information that Receiving Party is not compelled to disclose by law or a competent regulatory authority or to comply with the rules and regulations of any stock exchange, the NASDAQ Stock Market or the SEC, and Receiving Party will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to any of Disclosing Party’s Confidential Information so disclosed. Each party acknowledges that the Disclosing Party’s disclosure of Disclosing Party’s Confidential Information (including that which is a process, machine, manufacture, or composition of matter) is not intended to be an offer for sale or public use.

Neither party shall issue a press release or other public announcement or public disclosure concerning the Agreement (or any term sheets, bids, quotes, proposals, negotiations or other related information), the transactions contemplated herein, or the relationships between the parties without the prior written approval of an authorized representative of the other party, which approval shall not be unreasonably withheld and provided that neither party shall have the right to approve the other parties disclosures that are required to comply with the rules and regulations of any stock exchange or the NASDAQ Stock market or the SEC.  Except as set forth above, neither party shall use any word, name, logo, image, symbol, slogan, sample or design of the other party or any quote or statement from an employee, consultant or agent of the other party, in any written or oral advertisement, endorsement or other promotional materials without the prior approval of an authorized representative of the other party or as otherwise contemplated under this Agreement.

12.3.	Neither party shall, nor shall it permit any of its Representatives, to: (i) disclose to the other party any confidential or proprietary information belonging to any third party without the consent of such party; or (ii) represent as being unrestricted any designs, plans, models, samples, or other writings or products that it or its Representative knows or has reason to know are covered by valid patent, copyright, or other form of intellectual property protection.

13.	INSURANCE

13.1.	Within thirty (30) calendar days after the Effective Date, for the remainder of the Term and for two (2) years after the termination or expiration of this Agreement, Distributor shall obtain and continuously maintain, at Distributor’s sole cost and expense, comprehensive general liability insurance issued on an occurrence basis with broad form coverage, with limits not below two million dollars ($2,000,000) in the annual aggregate and one million dollars ($1,000,000) per occurrence for bodily injury liability, personal and advertising injury liability, products liability, property damage liability, contractual and incidental contracts liability, errors and omissions liability and completed operations liability (the “Distributor Required Insurance”). Distributor shall name Supplier as additional insureds under such policy. Distributor shall provide Supplier with a certificate of insurance from the issuing insurance company evidencing the foregoing insurance, naming Supplier as additional insureds and providing that such insurance coverage may not be amended or terminated without thirty (30) days prior notice to and approval of Supplier. Renewal certificates of insurance must be filed prior to policy expiration so that a current certificate is on file at all times during the period specified above. If Distributor fails to provide a certificate of insurance evidencing the Distributor Required Insurance, in addition to other rights available, Supplier will have the right, but not the obligation, to purchase the Distributor Required Insurance at Distributor’s expense. Any failure to demand such certificates or identify any deficiency in any of the Distributor Required Insurance coverage by Supplier shall not be deemed to be a waiver of Distributor’s obligation to maintain such insurance.

13.2.	Within thirty (30) calendar days after the Effective Date, for the remainder of the Term and for two (2) years after the termination or expiration of this Agreement, Supplier shall obtain and continuously maintain, at Supplier’s sole cost and expense, comprehensive general liability insurance issued on an occurrence basis with broad form coverage, with limits not below two million dollars ($2,000,000) in the annual aggregate and one million dollars ($1,000,000) per occurrence for bodily injury liability, personal and advertising injury liability, products liability, property damage liability, contractual and incidental contracts liability, errors and omissions liability and completed operations liability (the “Supplier Required Insurance”). Supplier shall name Distributor as additional insureds under such policy. Supplier shall provide Distributor with a certificate of insurance from the issuing insurance company evidencing the foregoing insurance, naming Distributor as additional insureds and providing that such insurance coverage may not be amended or terminated without thirty (30) days prior notice to and approval of Distributor. Renewal certificates of insurance must be filed prior to policy expiration so that a current certificate is on file at all times during the period specified above. If Supplier fails to provide a certificate of insurance evidencing the Supplier Required Insurance, in addition to other rights available, Distributor will have the right, but not the obligation, to purchase the Supplier Required Insurance at Supplier’s expense. Any failure to demand such certificates or identify any deficiency in any of the Supplier Required Insurance coverage by Distributor shall not be deemed to be a waiver of Supplier’s obligation to maintain such insurance.

14.MISCELLANEOUS

14.1.	Assignment. This Agreement, and each party’s rights and obligations hereunder, shall not be assigned in whole or in part without the prior written authorization from the other party, and any such attempted assignment shall be void and of no effect. Notwithstanding the foregoing, written consent is not required for assignment of the entirety of either party’s rights or delegation of the entirety of its duties to one or more affiliates, or to an acquiring or surviving entity in any merger or acquisition (regardless of the form of transaction including by merger, consolidation, reorganization, acquisition or sale of stock or assets, provided in each case that such assignee acknowledges to the other party its obligations hereunder), provided that in each case the assigning party shall remain jointly bound by its obligations hereunder. All obligations of the parties herein shall be binding upon their respective successors and permitted assigns.

14.2.	Choice of Law. This Agreement shall be governed, interpreted and construed in accordance with the internal substantive laws of the State of New York, United States of America. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement and the relationship created thereby, whether sounding in contract, tort, statute or otherwise, shall be governed by the laws of the State of New York, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of any other jurisdiction.

14.3.	Dispute Resolution.

14.3.1.	The parties agree to attempt to resolve amicably on the basis of good faith negotiations, any dispute, difference or claim between the parties arising under or in connection with this Agreement, its performance, interpretation, application or validity (“Disputes”). In the event of a Dispute, the parties shall each nominate a representative to meet (either in person or telephonically) to engage in good faith negotiations to resolve the Dispute. If the representatives are unable to resolve any Dispute to their mutual satisfaction within thirty (30) days after they commence discussions regarding same, and do not agree to extend the time for resolution of the issue at the end of the thirty (30) day period, then either party may initiate alternative dispute resolution in accordance with subsection 14.3.2 of this Section. Except where the Agreement has been terminated for breach by either party under Section 7, both parties will continue their performance under this Agreement pending resolution of any Dispute.

14.3.2.	In the event that Dispute cannot be resolved by good faith negotiations in accordance with subsection 14.3.1 of this Section, such Dispute shall be submitted for mediation under the Fast Track Mediation Rules of the International Institute for Conflict Prevention and Resolution (“CPR”). If such mediation fails, and a dispute still exists between the parties, any dispute arising out of or relating in any way whatsoever to this Agreement, or the interpretation, scope or enforcement of this arbitration provision shall be arbitrated privately and confidentially in New York, New York by three arbitrators mutually agreed to by the parties (or if none, appointed pursuant to the CPR Fast Track Arbitration Rules), and shall be administered by CPR and in accordance with CPR’s Fast Track Arbitration Rules in existence at the time of the execution of this Agreement. The presentation of witnesses in the arbitration shall be in accordance with Mode A of Schedule 3 to the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration in existence at the time of the execution of this Agreement (“Mode A”). Should CPR be unavailable or unable to administer the arbitration, the parties shall submit their dispute privately and confidentially to another arbitral body (such as AAA, JAMS, etc.) or to a private arbitrator, provided, however, that the arbitration shall be conducted strictly in accordance with the CPR rules and witness presentation protocol identified in this paragraph. Unless the parties agree otherwise, they shall be limited in their discovery to directly relevant documents.

14.3.3.	The award of the arbitral tribunal shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or requests for declaratory, accounting, or other relief presented to the arbitral tribunal. The costs of arbitration shall be apportioned by the arbitral tribunal in the award. The arbitral tribunal shall have the power to grant any remedy or relief that the arbitrators deem appropriate, including specific performance and penalties in the event of noncompliance of its orders or awards as well as interim, conservatory, or provisional measures, and any such measures may be enforced in a court of competent jurisdiction. The arbitral tribunal shall not decide as amiable compositeur or ex aequo et bono.

14.3.4.	By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue an injunction, attachment or other interim measure in aid of arbitration prior to the constitution of the arbitral tribunal. A request for such provisional remedy or interim or conservatory measure by a party shall not be deemed a waiver of the agreement to arbitrate.

14.3.5.	All arbitration proceedings shall be confidential and shall not be disclosed except as, and only to the extent, necessary to prepare for or conduct the arbitration hearing on the merits, as required by applicable law, or required in connection with any court application for interim relief or post-arbitration confirmation or enforcement proceedings. Any documentary or other evidence given by a party or witness in the arbitration shall be treated as confidential by any party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and, except as may be required by applicable law, shall not be disclosed to any third party (other than a witness or expert, provided that such witness or expert agrees to maintain the confidentiality of the information).

14.4.	Waiver. No waiver or breach of any term or condition of this Agreement shall operate as a waiver of any other breach of such term or condition, or of any other term or condition, nor shall any failure to enforce any provisions hereunder operate as a waiver of such provision or any other provision hereunder.

14.5.	Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal, or unenforceable provision or provisions would result in a failure of consideration under this Agreement, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

14.6.	Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after delivery to a nationally recognized overnight delivery service, charges prepaid, or three days after being sent by registered or certified mail, postage prepaid, to the parties at their respective addresses set forth above and:

If to Distributor, addressed to:

63 Second Avenue

Burlington, MA  01803

Attn:  Legal Department

legal@lemaitre.com

If to Supplier, addressed to:

Attn: Matt Ferguson, Chief Financial Officer

12510 Prosperity Drive, Suite 370

Silver Spring, MD 20904

mferguson@aziyo.com

cc: legal@aziyo.com

or to such other address as any party shall have specified by notice to the other in accordance with this Section. Purchase orders, forecasts and other routine business forms (and any notices not sent in accordance with the foregoing) shall be effective only upon receipt.

14.7.	Independent Contractors. Nothing set forth in this Agreement will be deemed to create a partnership, joint venture, or agency relationship between Distributor and Supplier. Distributor is an independent contractor and shall not represent itself as an employee, partner, representative or agent of Supplier.

14.8.	No Other Terms and Conditions; Order of Priority. Unless the parties agree to the contrary in writing, the parties acknowledge and agree that any terms and conditions of any purchase order, sales acknowledgement or other document submitted to the other by either party which conflict with the terms and conditions of this Agreement shall be of no force or effect, and the terms and conditions hereof control and supersede such conflicting documents and any course of conduct or usage of the trade inconsistent with any of the terms and conditions hereof.

14.9.	Headings. Headings used in this Agreement are for the purpose of reference only and are not to be considered in construction or interpretation of this Agreement.

14.10.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument. The parties intend that facsimile signatures shall have the same binding effect as originals.

14.11.	Entire Agreement; Amendment. This Agreement, including the Exhibits, contain the entire Agreement between the parties relating to the subject matter hereof. All prior agreements and all prior negotiations, representations and communications relating to the same subject are superseded by this Agreement. This Agreement may not be modified other than by a written document signed by an authorized representative of each party.

14.12.	Force Majeure. Supplier shall not be liable for any delay in the delivery of any Products resulting from any cause or circumstance which is not within the control of Supplier, including but not limited to acts of God, acts of Distributor, acts or orders of governmental authorities having or asserting jurisdiction, fires, floods, transportation delays and interruptions as the result of strikes, lockouts, riots or civil disturbances, war, or manufacturer shortages. Distributor shall not be liable for any delay in the performance of its obligations hereunder resulting from acts of God, breaches of this Agreement by Supplier, acts or orders of governmental authorities having or asserting jurisdiction, fires, floods, unavoidable transportation delays and interruptions as the result of riots or civil disturbances, war, or unavoidable shortages.

15.	CERTAIN DEFINITIONS

In addition to defined terms included in other sections of this Agreement, when used here, the following capitalized terms shall have the following definitions:

15.1.“Net Sales” means revenue recognized by Distributor or Supplier, as applicable, in the applicable period in accordance with U.S. generally accepted accounting principles consistently applied by such Person, net of returns, allowances and refunds.

15.2.“Person” means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

15.3.“Product” means the ProxiCor Products, the Tyke Product and the VasCure for Vascular Repair Products collectively and individually.

15.4.“ProxiCor for Cardiac Tissue Repair Product” shall mean the product currently distributed by Supplier as its “ProxiCor for Cardiac Tissue Repair” product.

15.5.“ProxiCor for Pericardial Closure Product” shall mean the product currently distributed by Supplier as its “ProxiCor for Pericardial Closure” product.

15.6.“ProxiCor Product” shall mean the ProxiCor for Pericardial Closure Product and the ProxiCor for Cardiac Tissue Product, collectively.

15.7.“Shelf Life” means with respect to a Product the time remaining from the date of shipment of such Product by Supplier to Distributor and the expiration date on the corresponding inventory schedule maintained in the ordinary course of business by Supplier.

15.8.“Specifications” means the specifications for applicable Product as approved by the Food and Drug Administration in the 510(k) clearance applicable to the Product.

15.9.“Tyke Product” shall mean the product currently distributed by Supplier as its “Tyke” product.

15.10.“VasCure for Vascular Repair Product” shall mean the product currently distributed by Supplier as its “VasCure for Vascular Repair” product.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives the day and year first set forth above:

AZIYO BIOLOGICS, INC.

By:	/s/ Matt Ferguson

Name:

Title:

LeMaitre VASCULAR, INC.

By:	/s/ Dave Roberts

Name:

Title:

Schedule 8.2

[***]

(vii)

●	None

Exhibit A

OPTION TERMS

Parties:	LeMaitre Vascular, Inc. (“Distributor”) Aziyo Biologics, Inc. (“Supplier”)
Products:
1.
ProxiCor for Pericardial Closure Product
2.
ProxiCor for Cardiac Tissue Repair Product
3.
Tyke Product
4.
VasCure for Vascular Repair Product and the ex-US version thereof marketed currently as “VasCure for Carotid Repair”

Structure:	Asset purchase
Purchased Assets:

All right, title and interest of Supplier with respect to the Products and assets used primarily with respect to the Products (collectively, the “Purchased Assets”), including, without limitation:

[***]

●
Distribution, supplier, manufacture and customer agreements with respect to the Products that Distributor elects to assume (the “Commercial Agreements”);

[***]

Unless otherwise agreed by Distributor, all Purchased Assets will be delivered by Supplier to Distributor FOB at Distributor’s offices in Burlington, Massachusetts on the Closing Date.

Purchase Price and Payment:

“Purchase Price” to equal the greater of (a) $[***] million and (b) [***] times the last 12 months’ worldwide Net Sales of the Products (equal to Distributor’s Net Sales of the Products in the United States plus Supplier’s Net Sales of Products outside the United States during the 12 months immediately prior to the date of the option exercise notice).

The Purchase Price would also serve as consideration for transition services, which Supplier would provide pursuant to a mutually agreed transition services agreement (the “Transition Services Agreement”), as described below.

[***]

Transition Period:	As a condition to Closing, the parties shall enter into a Transition Services Agreement providing for the following: [***]
Employees:	[***]

Non-Compete:	[***]
Liabilities:

The sole liabilities of Supplier to be assumed are those pursuant to the Commercial Agreements that Distributor elects to assume. Distributor would not assume any other liabilities of Supplier, including any obligation to pay Ligand royalties (collectively, the “Excluded Liabilities”). Supplier would agree to discharge the Excluded Liabilities in accordance with their terms.

Reports:	[***]
Expenses:	Supplier and Distributor will be responsible for the payment of their respective expenses and professional fees incurred in connection with the negotiation and consummation of the acquisition.
Other:
●
Representations, warranties, indemnity, confidentiality, and closing conditions customary for a transaction of this nature will be included in the definitive documentation.
●
Supplier would agree to indemnify Distributor for losses arising out of breaches of representations, warranties and covenants, pre-closing liabilities of Supplier subject to other customary indemnification terms (such as a basket, cap, and sunset period), all of which will be finalized in connection with the negotiation of the asset purchase agreement.

Exhibit B

PRODUCTS

1.ProxiCor for Pericardial Closure Product

2.ProxiCor for Cardiac Tissue Repair Product

3. Tyke Product

4.VasCure for Vascular Repair Product

Exhibit C

PURCHASE PRICE

Product ID	Model #	Description	Transfer Price per unit	Transfer Price per pack
FP-20054-10	CMCV-060-402	ProxiCor for Pericardial Closure, Single Pack, 7 x 15 cm	[***]	[***]
FP-20055-02	CMCV-003-402	ProxiCor for Pericardial Closure, Five Pack, 7 x 15 cm	[***]	[***]
FP-20054-09	CMCV-059-401	ProxiCor for Pericardial Closure, Single Pack, 7 x 10 cm	[***]	[***]
FP-20055-01	CMCV-003-401	ProxiCor for Pericardial Closure, Five Pack, 7 x 10 cm	[***]	[***]
FP-20060-11	CMCV-064-401	ProxiCor for Cardiac Tissue Repair, Single Pack, 7 x 10 cm	[***]	[***]
FP-20061-01	CMCV-004-401	ProxiCor for Cardiac Tissue Repair, Five Pack, 7 x 10 cm	[***]	[***]
FP-20060-12	CMCV-067-404	ProxiCor for Cardiac Tissue Repair, Single Packs, 4 x 7 cm	[***]	[***]
FP-20061-04	CMCV-004-404	ProxiCor for Cardiac Tissue Repair, Five Pack, 4 x 7 cm	[***]	[***]
FP-20436-09	CMCV-013-609	VasCure for Vascular Repair, Single Pack, 1 x 10 cm	[***]	[***]
FP-20437-09	CMCV-014-609	VasCure for Vascular Repair, Five Pack, 1 x 10 cm	[***]	[***]
FP-20436-06	CMCV-011-606	VasCure for Vascular Repair, Single Pack, 2 x 10 cm	[***]	[***]
FP-20437-06	CMCV-012-606	VasCure for Vascular Repair, Five Pack, 2 x 10 cm	[***]	[***]
FP-20513-01	CMCV-098-204	Tyke®, Single Pack, 4 x 7 cm	[***]	[***]
FP-20513-02	CMCV-099-204	Tyke®, Five Pack, 4 x 7 cm	[***]	[***]

INITIAL PURCHASE ORDER QUANTITIES

[***]

Exhibit D

FORM OF PURCHASE ORDER

PO#
Vendor ID:
Company:
Address:

City,
State,
Zip:	Tel:	Fax:	Tel: 781-425-1690	Fax: 781-425-6295

Date:		Terms:

Line #	Catalog # /Vendor #	Product Description	Qty	Unit Price	Line Total

		Requested by:		Promised by:

Comments:

Subtotal

Trade Discount
Miscellaneous
Tax

Total

Exhibit E

SUPPLIER QUALITY AGREEMENT

This Supplier Quality Agreement (this “Agreement”) is made and entered into this 20th day of April, 2023 (the “Effective Date”) by and between Aziyo Biologics, Inc., a company organized and existing under the laws of Maryland with offices located at 12510 Prosperity Drive, Suite 370, Silver Spring, MD 20904 (“Aziyo”) and LeMaitre Vascular, Inc., a Delaware corporation with offices located at 63 Second Avenue, Burlington, MA 01803 (“Company”). Each of Aziyo and Company is a “Party” and together, “Parties” to this Agreement. For issues not addressed in this document, refer to the Distribution Agreement (“DA”) between Aziyo and Company dated 20th April 2023. To the extent that the terms of this Quality Agreement conflict with the terms otherwise provided in the DA, the terms of the DA shall supersede those terms in this Quality Agreement.

WHEREAS, Aziyo manufactures, packages and sells Biological Patches (Product), as described in the DA, to Company for sale by Company to third parties; and

WHEREAS, Company desires to purchase such Product from Aziyo under the DA and terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	TERM
1.1	This Quality Agreement shall remain in place until the termination of the DA.

2.	TECHNICAL SPECIFICATIONS
2.1.	Design Specifications: Aziyo is responsible for all product design specifications.
2.2.	Product Labeling: Aziyo is responsible for design and manufacture of all product labeling (product affixed, packaging labeling, IFU’s).

3.	REGULATIONS
3.1.	Regulatory: Aziyo shall maintain throughout the term of this Quality Agreement all permits, registrations, approvals, and authorizations as may be required to manufacture, promote, market, distribute, and sell Products in accordance with the terms of the DA. Company shall respond in a timely and efficient manner with all reasonable requests from Aziyo for documentation or other support needed for Aziyo to comply with this Section 3.1. During the term hereof, Aziyo will maintain or cause to be maintained the Product manufacturing facility's registration with the FDA and other regulatory agencies, as applicable, as a medical device manufacturing facility and will maintain such facility registration with all applicable regulatory authorities or cause such facility to be maintained such that the facility would pass a FDA audit for compliance with GMP and QSR.
3.2.	Reporting: Each Party shall notify the other Party in writing within five (5) business days of notice of any Product issue or incident involving Product, including those which, according to any applicable regulatory authority, require notification of such issue or incident to said authority. If either Party receives a complaint, oral or written, regarding any of the Products from a third party, Aziyo will make a preliminary evaluation of such a complaint for reportability and (i) Company will be responsible facilitating all customer contact regarding the incident and (ii) Aziyo will be responsible for all regulatory contact regarding the incident. The Parties will communicate and coordinate with each other all known information surrounding the third-party report. Company will be responsible for all final reports to customer(s), arranging for Product returns, and follow-up communication with the customer(s), and Aziyo will be responsible for conducting the complaint investigation and follow-up communication with the applicable regulatory agencies, as well as maintenance of complaint files in accordance with regulatory requirements. Company retains a right to review any final reports.
3.3.	Manufacturing: Aziyo shall manufacture the Product in accordance with (i) the Specifications, (ii) applicable regulations relating to current Good Manufacturing Practices and similar protocols ("GMP"), quality system regulations of the FDA ("QSR"), including master device and lot history records, ISO 13485 requirements (including appropriate certification),

(iii) other applicable rules and regulations of the FDA, and (iv) Aziyo's standard quality assurance policies. During the term hereof, Aziyo shall maintain all ongoing quality assurance and testing procedures required to comply with applicable regulatory requirements. For a period of the longer of five (5) years after delivery to Company of each Product, or such longer period as may be required by GMP and other applicable rules and regulations of any regulatory authority, Aziyo shall (x) maintain traceability for each Product including the manufacturing date and lot number of each unit of Product and each component and material comprising each Product, (y) provide to Company a copy of such records without charge upon Company's request and (z) maintain records subject to 21 CFR 820 Subpart M, such as the Device Master Record, quality system record, and complaint files. Aziyo shall include in each shipment of Product to Company a Certificate of Conformance (COC). Company shall respond in a timely and efficient manner to all reasonable requests from Aziyo for documentation or other support needed for Aziyo to comply with this Section 3.3.

3.4.	Audits: Aziyo shall provide to Company, or its third party auditor, access to its manufacturing facilities for the purpose of quality system compliance audits provided reasonable advance notice is given to Aziyo, once per year during the term of this Quality Agreement. Each Company audit may not exceed three business days. Additionally, Aziyo agrees to provide access to regulatory agencies, and notified bodies at Company's request when reasonable notice is provided to the extent practicable. This Section 3.4 shall apply only to the extent related to the Products manufactured and sold to Company hereunder.
3.5.	Provisions for Recall: Each of the Parties hereto agrees to notify the other in writing within forty-eight (48) hours in the event either identifies a potential need for a Product recall. In the event of a recall or market withdrawal that is determined to be necessary by Aziyo or any regulatory authority, whether voluntary or involuntary, Aziyo shall be responsible for the conduct of any such recall or withdrawal from hospitals, customers and/or end users at Aziyo's sole cost and expense; however, the Parties will discuss and cooperate with each other as to the communications with any customers and regulatory authorities, in order to minimize the risk to any Party of a failure to follow legal requirements for such recall or withdrawal. Company will maintain complete and accurate records of all Products sold by it, for such period as may be required by applicable law, at least equivalent to the shelf-life of the applicable Product, but not less than two years from the date of expiry. In the event of any recall of any Product (whether voluntary, required by the FDA or any other governmental authority, or resulting from any device notification or safety alert), Aziyo shall, in addition to any other obligations to Company or a user of the Products, accept the return of the Product in accordance with Section 3.5 hereof. Aziyo shall, in addition and to the extent they relate directly to matters for which Aziyo is responsible hereunder, via applicable law or as a result of its negligence, reimburse Company for reasonable costs and expenses incurred by Company directly associated with: (a) the initial shipments of the recalled Products, and (b) customers' return of the recalled Products and shipment of replacement Products to customers, (c) any fines, damages, fees (including reasonable attorney's fees), expenses or other costs incurred by Company in conjunction with the recall directly through Claims brought by customers or government agency. Aziyo shall use its reasonable efforts to correct, as promptly as is practicable, problems or other issues that result in recalls (other than recalls resulting from the acts or omissions of Company).
3.6.	Return of Products: Under the following circumstances, Company may return a Product purchased hereunder: if the Product fails to comply with the limited warranty set forth in Section 9 of the DA, if shipped in error by Aziyo, or if subject to a recall or field action. In the event of return of a Product purchased hereunder, Aziyo shall (i) replace the Product at its sole expense; or (ii) refund the full Product Price for the returned Product plus the costs of freight borne by Company (if borne by Company) to return the Product; provided, however, that after the expiration or earlier termination of this Agreement, Aziyo will perform option (ii). To return a Product, Company shall notify Aziyo in writing or by email of its rejection with detailed explanation and request a Returned Goods Authorization ("RGA") number. Upon issuance of a Return Goods Authorization (RGA) number by Aziyo, which shall not be unreasonably withheld, Company may then return the applicable Product(s) to Aziyo, freight prepaid by Aziyo, within thirty (30) days of the date of issuance of the RGA. The Product must be returned in its original shipping carton, if unused, with the RGA number included on the outside of the shipping carton to receive credit, refund, or replacement. Credit value at the paid Product Price plus any cost of freight will be issued, or during the term of the Agreement, only replacement Product will be provided, for returns meeting the above conditions after inspection of the returned Product by Aziyo.

4.	MISCELLANEOUS

4.1. Assignment: A Party's rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of the other Party. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors in law (including administrators) and assigns. For purposes of this Section 4.1, the term "assignment" shall include the consolidation or merger of a party with and into a third party or the sale of all or substantially all of the assets or business of a party. Any attempted assignment in violation of this Section 4.1 shall be null and void.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth above.

	LEMAITRE VASCULAR, INC.	AZIYO BIOLOGICS, INC.
Signature	/s/ Agustin Turriza	/s/ Erica Elchin
Printed Name	Agustin Turriza	Erica Elchin
Title	Director, Quality Affairs	VP, Global Operations

Exhibit F

TRADEMARKS

Aziyo

ProxiCor

Tyke

VasCure